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                                                                      EXHIBIT 20


                     [LOGO OF BOSTON MARKET APPEARS HERE]


                              Media Contact:         Karen Rugen
                                                     303-216-5076  OR  5009

                              Investor Information:  1-800-480-5010

                              Analysts Only:         Melissa Marsden
                                                     303-216-5652


           BOSTON CHICKEN TO VOLUNTARILY REORGANIZE UNDER CHAPTER 11;
                   MOST RESTAURANTS AND EMPLOYEES UNAFFECTED

      $70 Million in Debtor-in-Possession Financing Committed by Lenders;
                     Bondholders Support Restructuring Plan

Golden, Colo.- October 5, 1998 - Boston Chicken, Inc. (Nasdaq: BOST) said today that the company and its Boston Market-related subsidiaries have filed voluntary petitions for protection under Chapter 11 of the Federal Bankruptcy Code in the U.S. Bankruptcy Court for the District of Arizona in Phoenix. The company also said that it closed 178 of the 1143 restaurants in the Boston Market chain and offered transfers to all but approximately 500 of more than 18,500 employees.

The company also announced it has received a commitment from a group of lenders led by General Electric Capital Corporation and Bank of America for up to $70 million in Debtor-in-Possession (DIP) financing to refinance up to $35 million of existing senior debt and to give the company access to up to $35 million of additional working capital, should it be required, to pay among other things, salaries and benefits to employees, to pay vendors and to pay interest on senior secured debt. In addition, the company is in discussions with its senior creditors and other parties for long-term financing to support the company's business plan after it emerges from Chapter 11.

For the past three months, the company has been discussing its restructuring plan with an ad hoc committee representing its three classes of public subordinated debt, which total approximately $625 million. The committee has indicated its support of management and its general support of a plan to convert the bonds and certain other unsecured debt into the common stock of the reorganized company.

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Boston Chicken, Inc.
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J. Michael Jenkins, Boston Chicken chairman, president and chief executive officer, said, "We had hoped to restructure out-of-court and gave it our best effort. We have considerably improved restaurant operations, significantly reduced overhead, and have made progress with our creditors toward a financial restructuring. We filed today because we realized we wouldn't be able to complete our restructuring plan by October 17. With the support of our senior creditors and subordinated debtholders, we anticipate a timely exit from Chapter 11."

As the company has previously disclosed, approximately $283 million in senior debt comes due October 17, 1998.

"Today's action ultimately should reduce our total debt by nearly two-thirds. With the commitment from our employees and the support of our vendors and creditors, we'll be able to continue to earn the loyalty of our customers and have a fresh start as a stronger, more vital company with excellent prospects for future growth," Jenkins said.

More than 950 Boston Market restaurants in nearly 90 cities nationwide remain open. While most of the closed restaurants are scattered throughout the country, all Boston Market restaurants in the following cities and towns have closed:

Closed Market Areas    Number of Stores
-------------------    ----------------

Birmingham, Alabama            3
Chico, California              1
Moline, Illinois               1
Des Moines, Iowa               4
Bowling Green, Kentucky        1
Lexington, Kentucky            3
Louisville, Kentucky           5
Joplin, Missouri               1
St. Joseph, Missouri           1
West Lebanon, New Hampshire    1
Erie, Pennsylvania             1
Sioux Falls, South Dakota      1
Memphis, Tennessee             2
Nashville, Tennessee           7

These markets represent 32 of the 178 closed restaurants.

Virtually all employees from closed Boston Market restaurants will be transferred to nearby Boston Market locations.

In addition, the company said that due to today's filing, it will no longer advance additional funding on convertible loans to Boston West, L.L.C. and BC Northwest, L.L.C., area developers that formerly

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Boston Chicken, Inc.
Page 3

were financed by Boston Chicken. These two area developers operate a total of 154 Boston Market restaurants in southern California and the northwestern U.S., respectively.

The company also said that it does not anticipate any material effect on the operations of Einstein/Noah Bagel Corp. (ENBX), Boston Chicken's 51 percent-owned subsidiary, as a result of the filing. ENBX owns and operates retail bagel stores under the Einstein Bros. Bagels and Noah's New York Bagels trade names.

In addition, the company announced that its Board of Directors has approved PricewaterhouseCoopers, L.L.P. as the company's newly-appointed independent public accountants, effective immediately.

Boston Chicken, Inc. franchises and operates restaurants under the Boston Market brand name that specialize in fresh, convenient meal solutions, featuring homestyle entrees, fresh vegetables, sandwiches, salads and side dishes. Boston Market combines the freshness and quality of traditional home cooking with convenience and value. Boston Chicken also owns a majority interest in Einstein/Noah Bagel. Corp.

Certain statements in this news release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors many of which are described in Boston Chicken's Form 10-K and other filings with the Securities and Exchange Commission which may cause the actual results or achievements expressed or implied thereby to be materially different from such forward-looking statements. In addition, all forward-looking statements relating to Boston Chicken's efforts to obtain long-term "exit" financing, an exchange arrangement with its bondholders, a reduction of its debt levels and other aspects of the plan of reorganization which it intends to present during the course of the Chapter 11 proceeding, are subject, among other things, to the formulation by Boston Chicken of an acceptable reorganization plan, the consent of certain of its creditors and other security holders to such plan, and bankruptcy court approval of such plan of reorganization.

TELEVISION FOOTAGE AVAILABLE
----------------------------
Comments from Boston Market CEO Mike Jenkins, store footage.
Transmission coordinates:

Monday, Oct. 5, 1998  Time:  10:30 - 10:45 AM   ET
C-Band,   Galaxy 6, Transponder 9
Audio at 6.2 & 6.8 Mhz

Monday, Oct. 5, 1998  Time:  3:00 - 3:15  PM  ET
C-Band, Galaxy 6, Transponder 11
Audio at 6.2 & 6.8 Mhz

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Boston Chicken, Inc.
Page 4


AUDIO FEED AVAILABLE
--------------------
Comments from Boston Market CEO Mike Jenkins
Call MediaLink radio news line at 1-800-815-7006

LOGO AVAILABLE
--------------
Boston Market color logo available via NewsCom, 305-448-8411 or
http://www.newscom.com
----------------------

STORE PHOTO AVAILABLE
---------------------
Boston Market store photo available on AP PhotoExpress Network 10/5/98 at 10:00 a.m. ET, via NewsCom, 305-448-8411 or http://www.newscom.com
                                      ----------------------

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

                     [LOGO OF BOSTON MARKET APPEARS HERE]


                         Media Contact:         Karen Rugen
                                                303-216-5076  -OR-  303-216-5009
                         Investor Information:  1-800-480-5010
                         Analysts Only:         Melissa Marsden
                                                303-216-5652


             COURT APPROVES BOSTON CHICKEN INC.'S INTERIM FINANCING
                              AND FIRST DAY ORDERS

Golden, Colo. - October 5, 1998 - Boston Chicken, Inc. (Nasdaq: BOST) today announced that following the company's filing of a voluntary Chapter 11 petition earlier today, the U.S. Bankruptcy Court for the District of Arizona in Phoenix has approved the company's request for the interim use of $70 million Debtor-in-Possession (DIP) financing committed by General Electric Capital Corporation and Bank of America. Authorization for the full $70 million line will be considered by the bankruptcy court at its hearing on October 26, 1998.

The court granted Boston Chicken's request to use its cash collateral to continue operating the business. The court also approved other "first-day orders" which, among other things, allow Boston Chicken to continue to provide salaries, wages and benefits to its employees and independent contractors, and to pay its trade payables without interruption, including vendor bills submitted prior to the filing, on time and in full.

The company also announced that beginning Tuesday, October 6, 1998, the company's securities will be identified by a fifth character "Q" appended to its securities symbols. The company's common stock symbol will change from BOST to BOSTQ. The ticker symbols for the company's convertible subordinated debentures will change from BOSTG, BOSTH and BOSTL to BOSGQ, BOSHQ and BOSLQ, respectively.

Boston Chicken, Inc. franchises and operates restaurants under the Boston Market /R/ brand name that specialize in fresh, convenient meal solutions, featuring homestyle entrees, fresh vegetables, sandwiches, salads and side dishes. Boston Market combines the freshness and quality of traditional home cooking with convenience and value. As of October 5, 1998, there were 965 Boston Market stores in 36 states and the District of Columbia. Boston Chicken also owns a majority interest in Einstein/Noah Bagel. Corp., which operates retail bagel stores primarily under the Einstein Bros./R/ Bagels and Noah's New York Bagels/R/ brand names.

Certain statements in this news release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors many of which are described in Boston Chicken's Form 10-K and other filings with the Securities and Exchange Commission which may cause the actual results or achievements expressed or implied thereby to be materially different from such forward-looking statements. In addition, all forward-looking statements relating to Boston Chicken's efforts to obtain long-term "exit" financing, an

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Boston Chicken, Inc.
Page 2


exchange arrangement with its bondholders, a reduction of its debt levels and other aspects of the plan of reorganization which it intends to present during the course of the Chapter 11 proceeding, are subject, among other things, to the formulation by Boston Chicken of an acceptable reorganization plan, the consent of certain of its creditors and other security holders to such plan, and bankruptcy court approval of such plan of reorganization.

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